EXHIBIT 99.1

UNITED SECURITY BANCSHARES, INC. ANNOUNCES QUARTERLY EARNINGS

Thomasville, Alabama, May 8, 2008 -- United Security Bancshares, Inc. (NASDAQ Capital Market: USBI) today reported net income of $1.9 million, or $0.31 per diluted share, for the first quarter ended March 31, 2008, compared with $3.0 million, or $0.49 per diluted share, for the same period of 2007.

“United Security’s earnings for the first quarter were below last year’s results primarily due to economic factors that affected our interest income, loan demand, and credit quality,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc. “Since last year, our net interest income declined in response to the significant drop in interest rates. Our total loans are also lower than the first quarter of last year, reflecting, in part, the soft loan demand in some of our markets. We also increased our provision for loan losses in the first quarter to reflect increased charge-offs and the slowdown in the economy compared with the first quarter of last year.”

“We remain very positive about the future of United Security,” continued Mr. Phillips. “Our Board of Directors recently increased our regular cash dividend to $0.27 per share, our 20th consecutive annual increase in our regular cash dividend, and extended the expiration date of the existing share repurchase program. Since last year, we have repurchased 132,212 shares of United Security’s stock, including 34,248 shares in the first quarter of 2008. We have a strong capital balance sheet to fund the dividend and stock repurchase programs and believe United Security is positioned well to grow future earnings as the economy improves.”

First Quarter Results

Interest income totaled $13.5 million in the first quarter of 2008, compared with $15.1 million in the first quarter of 2007. Interest income declined $1.6 million due to a decrease in the average yield on loans and a decrease in loan volume, which was offset somewhat by an increase in the volume of investment securities.

Interest expense increased 2.6% to $4.8 million in the first quarter of 2008, compared with $4.6 million in the first quarter of 2007. Interest expense rose $120,000 due to an increase in interest paid on deposits that resulted from higher average balances of interest bearing deposits, offset by a $106,000 decrease in interest expense on borrowed funds.

Rates paid on CDs did not adjust down as quickly as interest earned on loans, resulting in a 16.4% decrease in net interest income to $8.8 million in the first quarter of 2008, compared with $10.5 million in the first quarter of the prior year. Net interest margin declined to 5.86% in the first quarter of 2008, compared to 7.12% in the first quarter of 2007.

“We increased our provision for loan losses to $1.4 million in the first quarter of 2008 from $1.0 million in the same quarter of 2007,” stated Mr. Phillips. “The slowdown in the economy has affected credit quality and resulted in higher loan charge-offs this year than in the first quarter of last year. As a result, we increased our allowance for loan losses to 1.83% of loans, up from 1.70% of loans in the first quarter of last year and believe we have adequate reserves based on our current outlook for the economy.”

Non-interest income rose 8.8% to $1.4 million compared with $1.2 million in the first quarter of 2007. The $109,000 increase in non-interest income benefited from growth in service charges and fees on deposit accounts ($34,000), income on bank-owned life insurance ($6,000), letters of credit and commitment fees ($2,000), and all other fees and charges ($78,000), offset partially by an $11,000 decline in commissions on credit insurance.

Non-interest expense decreased 2.8% to $6.0 million in the first quarter of 2008, compared with $6.2 million in the first quarter of 2007, primarily due to lower salary and employee benefit expense compared with the prior year. Salary and employee benefits were down 8.9% to $3.2 million due to decreased incentive accruals and decreased salary expense. Salary expense is expected to increase modestly in the second quarter of 2008 due to the hiring of two loan officers late in the first quarter. Occupancy expense, furniture and equipment expense, and other expense rose 5.4% from the first quarter of 2007 and totaled $2.8 million in 2008, compared with $2.6 million in the first quarter of 2007.

At March 31, 2008, total assets amounted to $673.3 million, a 2.0% increase over March 31, 2007. Total deposits increased 0.8% to $482.7 million, and loans, net of unearned discount, decreased 6.7% to $427.2 million.

Shareholders’ equity totaled $80.2 million, or book value of $13.26 per share at the end of the first quarter 2008. Return on average assets for the first quarter of 2008 was 1.15%, and return on average equity was 9.56%. Regular dividends were increased from $0.26 per share in the first quarter of 2007, to $0.27 per share during the first quarter of 2008, and no special dividend was declared in the 2008 first quarter.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company; FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers; and R2Metrics, Inc., a provider of investment and asset and liability management software, analytics, and consulting services. The Company’s stock is traded on NASDAQ Capital Market under the symbol “USBI.”

Forward Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended
	March 31,
	2008	2007
Earnings Summary:
Net Interest Income	$8,777	$10,504
Provision for Credit Losses	1,360	1,041
Non-Interest Income	1,351	1,242
Non-Interest Expense	5,996	6,168
Income Before Income Taxes	2,772	4,537
Income Tax Provision	869	1,495
Net Income	$1,903	$3,042

Basic and Diluted Earnings Per Share	$0.31	$0.49

Dividends Per Share	$0.27	$0.41

Balance Sheet Summary:
Total Assets	$673,279	$660,672
Total Earning Assets	605,442	601,321
Loans, Net of Unearned Discount	427,178	457,933
Allowance for Credit Losses	7,816	7,786
Total Deposits	482,689	478,748
Common Shareholders’ Equity	80,159	88,658
Book Value Per Share	$13.26	$14.34

Average Balance Sheet Data:
Total Assets	$668,008	$652,797
Total Earning Assets	602,184	598,025
Loans, Net of Unearned Discount	434,870	453,004
Total Deposits	483,102	460,911
Common Shareholders’ Equity	80,046	90,124

Performance Ratios:
Return on Average Assets	1.15%	1.89%
Return on Common Equity	9.56%	13.69%

Basic and Diluted Average Shares Outstanding	6,062,738	6,237,848

CONTACT: Larry Sellers or Robert Steen, United Security Bancshares, Inc., 334-636-5424.